Exhibit 10.68

EMPLOYMENT AGREEMENT

This employment agreement (the “Agreement”) is entered into by and between Perry Ellis International, Inc. (“Perry Ellis” or the “Company”) and George Pita (“Pita” or “Employee”)

1. TERM OF EMPLOYMENT

This Agreement is effective for the period commencing on May 1, 2005 and terminating without further notice at 5:00 p.m. on April 30, 2007, unless terminated earlier in accordance with the provisions set forth in paragraphs 5, 6, 7 or 8 below. The parties may renew this Agreement, in writing, for additional one-year periods at their discretion. The Company shall notify Pita, in writing, at least 90 days prior to the natural expiration of this Agreement of the Company’s intent to not renew this Agreement.

2. DUTIES AND RESPONSIBILITIES

The Company agrees to employ Pita as Chief Financial Officer with such powers and duties in this capacity as may be established from time to time by the Company and its Board of Directors (the “Board”) in their discretion. Pita shall diligently perform all services as may be assigned to him by the Company and its Board and shall exercise such power and authority as may from time to time be delegated to him by the Company or its Board. During his employment, Pita will not engage in any other business activities, regardless of whether such activity is pursued for profits, gains or other pecuniary advantage. In connection with his employment by the Company, Pita shall be based at the Company’s principal executive offices in Miami, Florida except for required travel on the Company’s business.

3. COMPENSATION

(a) Base Salary. Perry Ellis will pay a Base Salary of Three Hundred Thousand Dollars ($300,000) per annum to Pita, payable in installments according to the Company’s normal payroll practices, and subject to applicable withholding and other taxes and deductions. Said salary is effective February 1, 2005.

(b) Incentive Compensation. The Company and Pita shall each evaluate Pita’s performance at the end of each of the Company’s fiscal years during this Agreement. It is contemplated that this review will normally occur in February of each year. However, said review may be postponed by the Company as warranted by appropriate or more immediate business circumstances. Pita will be eligible to participate in any Management Incentive Plan or any other bonus arrangement generally available to other senior management employees, according to the same terms and conditions applicable to other employees.

(c) Vacation, Personal, and Sick Leave. Pita shall be entitled to take three weeks of paid vacation during each year of this Agreement. Pita shall be entitled on an annual basis to three (3) days of paid sick leave and three (3) days personal leave. Unused vacation time, sick leave and/or personal leave may not be carried over to subsequent years and will not be paid-out if not taken for any reason.

(d) Other Benefits. Pita will be entitled to participate in any group health, dental, life or disability plan and is entitled to any other benefits that the Company may maintain from time to time for all employees, provided that Pita meets the respective eligibility requirements.

(e) Expense Reimbursement. During Pita’s term of employment, the Company, upon the submission of supporting documentation by Pita, and in accordance with Company policies for its executives, shall reimburse Pita for all reasonable expenses actually paid or incurred by Pita in the course of and pursuant to the business of the Company, including expenses for travel and entertainment.

4. CHANGE IN CONTROL

In the event that, within the 12 month period following a Change in Control (as herein defined), Pita’s employment is terminated by the Company other than for Cause, or Pita terminates his employment for Good Reason (as herein defined), he shall be entitled to the following benefits: (a) any granted but unvested Option to purchase the Company’s common stock will become fully vested and exercisable immediately upon such termination and shall thereafter remain exercisable [till the earlier of 60 days or the expiration date of such Option]; and (b) a severance payment in the aggregate amount of one year of Base Salary (as defined in Paragraph 3(a) hereof) plus an amount equal to any incentive compensation paid to Pita pursuant to Paragraph 3(b) hereof during the Company’s fiscal year preceding any such termination. In order to receive the benefits described in this Paragraph, Pita shall be required to execute a waiver of claims and general release in the form prescribed by the Company.

For purposes of this Paragraph 4, the term “Change in Control” shall mean the occurrence of any of the following events:

1.	the acquisition by any person, entity or “group” (as defined in section 13(d) of the Exchange Act)(other than (x) any subsidiary or affiliate of the Company or (y) any entity owned, directly or indirectly, 50% or more by Perry Ellis International, Inc. or (z) any employee benefit plan of any such entity) through one transaction or a series of related transactions of 50% or more of the combined voting power of the then outstanding voting securities of the Company;

2.	The complete liquidation or dissolution of the Company (other than a dissolution occurring upon a merger or consolidation thereof); or

3.	The sale, transfer or other disposition of all or substantially all of the assets of the Company through one transaction or a series of related transactions to one or more persons or entities that are not, immediately prior to such sale, transfer or other disposition, affiliates of the Company; or

4.	The termination or replacement of George Feldenkreis as Chairman and Chief Executive Officer of Perry Ellis International, Inc.; provided, however, that the death or retirement of George Feldenkreis shall not trigger a Change in Control under this Section 4.

“Good Reason” means, without Pita’s written consent: (i) a material diminution of Pita’s titles, duties or responsibilities or the assignment of duties or responsibilities that are materially inconsistent with his titles, duties and responsibilities hereunder; (ii) a reduction in the Executive’s Base Salary, annual bonus or incentive compensation opportunity (it being understood that a reduction in the dollar amount of Pita’s annual bonus from year to year solely as the result of achievement or failure to achieve the target performance objectives provided in the annual bonus plan shall not constitute a reduction in Pita’s annual bonus opportunity); or (iii) requiring Pita’s principal place of business to be located other than Miami, Florida.

5. PITA’S DEATH OR INABILITY TO PERFORM

In the event of Pita’s death, this Agreement and the Company’s obligation to pay Pita’s salary and compensation automatically end. If Pita becomes unable to perform his employment duties during the Term of this agreement, his compensation under this Agreement shall automatically end until such time as Pita becomes able to resume his job duties for the Company. In the event that Pita becomes unable to perform his employment duties for a cumulative period of six months within any span of twelve months, this Agreement and Pita’s employment will be automatically terminated. In such case, Pita’s salary and compensation shall automatically end.

6. TERMINATION BY COMPANY FOR CAUSE

The Company may terminate this Agreement and Pita’s employment “for Cause” at any time with or without notice. As used herein, “for Cause” shall mean any one of the following:

•	Pita’s habitual neglect of his job duties and responsibilities; or

•	Commission of any crime, excluding minor traffic offenses; or

•	Commission of an act of dishonesty or breach of a fiduciary duty; or

•	Commission of a serious violation of any of the Company’s personnel policies, including but not limited to violations of the Company’s policies against any form of harassment; or

•	Any material act or omission defined as grounds for termination of employees as set forth in the Company’s personnel policies in existence at the time, provided that Pita has failed to cure such material act or omission within thirty (30) days after written notice thereof; or

•	A material breach of this Agreement.

In the event the Company terminates Pita’s employment and this Agreement for Cause, the “Effect of Termination” provisions of paragraph 9 shall apply.

7. TERMINATION OF AGREEMENT BY COMPANY WITHOUT CAUSE

The Company may terminate this Agreement and Pita’s employment without Cause at any time upon thirty (30) days prior written notice to Pita. In such case, the Company will pay to Pita on the date of termination without cause a severance allowance of six (6) months Base Salary, less taxes and other applicable withholding amounts. Pita shall not be entitled to any remaining compensation or benefits under this Agreement from the date of his termination forward, and the provisions of paragraph 9 below shall apply. To obtain the severance payment, Pita will be required to execute a full waiver and release of all claims in the form prescribed by the Company.

8. TERMINATION OF AGREEMENT BY PITA

Pita may terminate this Agreement and his employment with the Company without Cause upon thirty (30) days prior written notice to the Company. In such case, Pita may be required to perform his business duties and will be paid his regular salary up to the date of termination. At the option of the Company, the Company may require Pita to depart from the Company at any time during such thirty (30) day period upon receiving said thirty (30) days notice from Pita of the termination of the Agreement, provided that the Company shall continue to pay Pita at his regular salary for the remainder of the thirty (30) day period.

9. EFFECT OF TERMINATION

In the event of Pita’s termination under paragraph 5, 6, or 8 above, Pita’s compensation and benefits to be provided under this Agreement will immediately cease and terminate. The Company shall not be liable to Pita for any further or additional compensation or benefits from the date of termination forward. Compensation that would otherwise be payable for the remainder of the Agreement (and for prior years and for subsequent years) shall automatically terminate and be forfeited immediately. Except as provided above, the Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination). All stock options that are not vested shall immediately terminate and expire. There will be no pro-ration of bonuses and no pro-ration or vesting of stock options.

10. COOPERATION

Upon the termination of this Agreement for any reason, Pita agrees to cooperate with the Company in effecting a smooth transition of the management of the Company with respect to the duties and responsibilities which Pita performed for the Company. Further, after termination of this Agreement, Pita will upon reasonable notice furnish such information and proper assistance to the Company as it may reasonably require in connection with any litigation to which the Company is or may become a party.

11. COVENANT NOT TO COMPETE

During the term of his employment (whether under this Agreement or otherwise) and for a period of six (6) months following the termination of Pita’s employment (for any reason, whether initiated by Pita or the Company), Pita promises and agrees that he will not enter into any employment or other agency relationship (whether as a principal, agent, partner, employee, investor, owner, consultant, board member or otherwise) with any of the following business organizations, or their affiliated organizations, if any: (1) Haggar; (2) Liz Claiborne, Inc.; (3) Philips Van Heusen; (4) Kenneth Cole; or (5) DKNY, provided, that Pita may hold the securities and/or passively invest in shares of capital stock or other equity securities of any such entity so long as Pita does not acquire a controlling interest in or become a member of a group which exercises direct or indirect control of more than five percent of any class of capital stock of such entity. Pita acknowledges that the business entities identified in the preceding sentence are competitors of Perry Ellis and that the restrictive covenant herein is necessary to protect Perry Ellis legitimate business interests. This restrictive covenant may be assigned to any successor entities.

12. AGREEMENT NOT TO DISCLOSE TRADE SECRETS OR CONFIDENTIAL INFORMATION

(a) Trade Secrets. During the term of his employment and after (whether under this Agreement or otherwise) Pita’s termination of employment with the Company or any successor organization (for any reason by Pita or the Company), Pita promises and agrees that he will not disclose or utilize any trade secrets, confidential information, or other proprietary information acquired during the course of his service with the Company and/or its related business entities. As used herein, “trade secret” means the whole or any portion or phase of any formula, pattern, device, combination of devices, or compilation of information which is for use, or is used in the operation of the Company’s business and which provides the Company an advantage or an opportunity to obtain an advantage over those who do not know or use it. “Trade Secret” also includes any scientific, technical, or commercial information, including any design, list of suppliers, list of customers, or improvement thereof, as well as pricing information or methodology, contractual arrangement with vendors or suppliers, business development plans or activities, or Company financial information.

(b) Confidential Information. During the term of his employment and after Pita’s termination of employment (whether under this Agreement or otherwise) with Perry Ellis or any successor organization (for any reason, whether initiated by Pita or the Company), Pita shall not divulge, communicate, use to the detriment of the Company or for the benefit of any other person or persons, or misuse in any way any Confidential Information pertaining to the business of the Company. Any Confidential Information or Data now or hereafter acquired by Pita with respect to the business of the Company (which shall include, but not be limited to information concerning the Company’s financial condition, prospects, technology, customers, suppliers, methods of doing business and promotion of the Company’s products and services) shall be deemed a valuable special and unique asset of the Company that is received by Pita in confidence and as a fiduciary. For purposes of this Agreement, “Confidential Information” means information disclosed to Pita as a consequence of or through his employment by the Company (including information conceived, originated, discovered or developed by Pita) prior to or after the date hereof and not generally known or in the public domain, about the Company or its business.

13. AGREEMENT NOT TO SOLICIT OR HIRE COMPANY EMPLOYEES

If Pita leaves the employment of the Company for whatever reason, Pita promises and agrees that during the two (2) years following his departure from the Company, he will not, without the express written permission of the Company, directly or indirectly employ as a consultant or employee any person who is employed as a consultant or employee of the Company at the time of Pita’s departure or any person who was an employee or consultant of the Company during the six months preceding Pita’s departure. This restrictive covenant may be assigned to any successor entities.

14. INJUNCTIVE RELIEF

In recognition of the unique services to be performed by Pita and the possibility that any violation by Pita of paragraphs 11, 12 or 13 of this Agreement may cause irreparable or indeterminate damage or injury to Company, Pita expressly stipulates and agrees that the Company shall be entitled upon ten (10) days written notice to Pita to obtain an injunction from any court of competent jurisdiction regarding any violation or threatened violation of this Agreement. Such right to an injunction shall be in addition to, and not in limitation of, any other rights or remedies the Company may have for actual or liquidated damages.

15. SURVIVAL

Anything contained in this Agreement to the contrary notwithstanding, the provisions of paragraphs 11, 12 and 13 and the other provisions of this Agreement necessary to effectuate the survival of Sections 11, 12 and 13 shall survive termination of this Agreement and any termination of Pita’s employment hereunder.

16. JUDICIAL MODIFICATION OF AGREEMENT

The Company and Pita specifically agree that a court of competent jurisdiction (or an arbitrator as appropriate) may modify or amend paragraphs 11, 12 or 13 of this Agreement if absolutely necessary to conform with relevant law or binding judicial decisions in effect at the time the Company seeks to enforce any or all of said provisions.

17. RESOLUTION OF DISPUTES BY ARBITRATION

Any claim or controversy that arises out of or relates to this Agreement, or the breach of it, will be resolved by arbitration in the City of Miami in accordance with the rules then obtaining of the American Arbitration Association. Judgment upon the award rendered may be entered in any court possessing jurisdiction over arbitration awards. This Section shall not limit or restrict the Company’s right to obtain injunctive relief for violations of paragraphs 11, 12, or 13 of this Agreement. The prevailing party shall be entitled to payment for all costs and reasonable attorney’s fees (both trial and appellate) incurred by the prevailing party in regard to the proceedings.

18. ADEQUATE CONSIDERATION

Pita expressly agrees that the Company is providing adequate, reasonable consideration for the obligations imposed upon him in this Agreement.

19. EFFECT OF PRIOR AGREEMENTS

This Agreement supersedes any prior verbal or written agreement or understanding between the Company and Pita.

20. LIMITED AFFECT OF WAIVER BY COMPANY

If the Company waives a breach of any provision of this Agreement by Pita, that waiver will not operate or be construed as a waiver of other breaches of this Agreement by Pita.

21. SEVERABILITY

If any provision of this Agreement is held invalid for any reason, said invalidity shall not affect the enforceability of any other provision of this Agreement, and all other provisions of this Agreement will remain in effect.

22. ASSUMPTION OF AGREEMENT BY COMPANY’S SUCCESSORS AND ASSIGNS

At the Company’s sole option, the Company’s rights and obligations under this Agreement will inure to the benefit of and be binding upon the Company’s successors and assigns. Pita may not assign his rights and obligations under this Agreement.

23. APPLICABLE LAW

Pita and the Company agree that this Agreement shall be subject to and enforceable under the laws of the State of Florida.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the 1st of May 2005.

Agreed and Accepted

// George Pita	By:	// Rosane Mathews
George Pita		Perry Ellis International, Inc.